Exhibit 99.1

Final Transcript

Conference Call Transcript ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call Event Date/Time: Sep 14, 2011 / 08:30PM GMT

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

CORPORATE PARTICIPANTS

 Allison Townsend
 ICR - IR

 David Jaffe
 Ascena Retail Group Inc - President and CEO

 Armand Correia
 Ascena Retail Group Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

 Steven Marotta
 CL King & Associates - Analyst

 Brian Tunick
 JPMorgan Chase & Co. - Analyst

 Sam Panella
 Raymond James & Associates - Analyst

 Edward Yruma
 KeyBanc Capital Markets - Analyst

 Neely Tamminga
 Piper Jaffray & Co. - Analyst

 Scott Krasik
 BB&T Capital Markets - Analyst

 Mark Montagna
 Avondale Partners - Analyst

 Robin Murchison
 SunTrust Robinson Humphrey - Analyst

 Michael Richardson
 Sidoti & Company - Analyst

PRESENTATION

Operator

 Good afternoon. My name is Larry, and I will be your conference operator today. At this time, I would like to welcome everyone to Ascena Retail Group's fourth-quarter and year-end earnings conference call. I would now like to turn — I would now like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR - IR

 Thank you, Larry. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available in today's press release. As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release as well as in the Company's most recently-filed Forms 10-K and 10-Q.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

Additionally, discussions of the Company's results for both the fourth-quarter and fiscal year 2011 and to better assist investors in assessing the Company's operations on a comparable basis, financial measures have been provided in today's press release that exclude certain items from the fourth-quarter and fiscal 2011 reported results. Throughout this call, the term reported refers to information prepared in accordance with GAAP, while the term adjusted refers to non-GAAP financial information adjusted to exclude the impact of certain items. Adjusted financial information, along with the reconciliation of this information, is contained in today's press release, and available on the Investor Information section of the Company's website, www.AscenaRetail.com. I would now like to turn this conference call over to your host, Mr. David Jaffe, President and CEO. David?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Allison. Good afternoon and thank you for joining us to discuss the results of our fiscal fourth quarter and year ended July 30, 2011, as well as our outlook for 2012. With me today is Armand Correia, our CFO. I'm pleased to report another quarter of strong sales and earnings, as well as record results for the fiscal year. We achieved these strong results by executing well and, in particular, making consistent progress in a variety of operating and strategic initiatives across the organization.

In the fourth quarter, we grew adjusted earnings per share by 14% to $0.48, compared to $0.42 per share in the prior-year quarter. Net sales increased to $726 million, with consolidated comp sales increasing 7% in the fourth quarter. Each of our brands contributed to the comp increase with Justice up 14%, maurices up 3% and dressbarn up 4%. For the fiscal year, adjusted earnings per share increased 32%, to $2.33 compared to $1.77 per share last year. We were pleased to have achieved the top-end of our EPS guidance. Fiscal year net sales increased to over $2.9 billion, with consolidated comp sales increasing 6%, which also included increases in all 3 brands with Justice up 8%, maurices up 10% and dressbarn up 2%.

Now I'd like to walk you through each of our brands in a little detail. At Justice, we continue to grow our market share by giving our customers trend-right merchandise assortments at compelling values. Our fourth-quarter sales increase was driven primarily by a 7% growth in transactions and a 3% increase in dollars per transaction. Our spring and summer assortments of casual tops and casual and active bottoms, along with ready-to-wear items such as swimwear performed well. From a regional perspective, all regions delivered positive comps, with 4 regions reporting double-digit comps. The Justice e-commerce business also continues to grow rapidly, increasing over 30% versus last year.

Our marketing strategy at Justice reinforces our value proposition, with the right balance of 40% discounts offered to our customers through direct mail and e-mail and customer loyalty programs and also store-wide point of sale events. For the fourth quarter, we ran a similar cadence of promotions as last year, which drove both traffic and transactions. Justice executed 2 40-off entire store point-of-sale events as well as 3 private sale offerings. These events were supported with a combination of direct mail catazines and postcards. We also drove sales by enriching our Fun Card loyalty program.

For the fall season, we have stepped up the cadence of our marketing events. We have added 43 POS dates compared to last year's fall season, and we are planning to increase catazine circulation by 9%. We have added a postcard circulation to support our Halloween weekend POS event, but have decreased overall postcard circulation by 4% for the fall season.

We continue to be excited about our strategic growth initiatives at Justice, including the expansion into Canada. Sales results from our first 6 stores in Canada are at the high end of chain performance and we believe that there's significant potential to expand the Justice brand throughout Canada.

In March we launched our boys concept, Brothers, on the Internet. We learned a tremendous amount during the initial season of the Brothers launch and will continue to refine this concept as we move through the back-to-school and the fall season. We believe there is a significant void in the specialty store market for this concept, and while we are in the early stages, we are excited about the market potential for this concept.

During the fourth quarter, we opened 12 Justice stores, including 2 stores in Canada, ending the year with 902 stores versus 887 last year. In the fall season, we plan to open approximately 30 stores, which includes expansion of the Justice brand into smaller markets and B and C malls.

Turning now to maurices. Sales growth moderated in the fourth quarter, but we continue to see modest increases in both transactions and average selling price. Many of our women's apparel departments at maurices posted comp sales increases, with casual fashion in tops, dresses, and denim jeans all posting double-digit growth. We also saw double-digit increase in our plus-size collection with strong performance in nearly all categories. Comp store sales increased across all regions, with the Southwest, West Coast and Northwest leading the way. E-commerce sales continue to exceed expectations as well.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

Our maurices marketing initiatives in the fourth quarter focused on a variety of strategies and employed some unique integrated programs designed to support customer acquisition and retention, and to create brand awareness. In the fourth quarter, we mailed 2.5 million customers with our May mailer, an increase of 14% over last year. We mailed deeper into our active customer segments while decreasing quantity to our inactive customers. For the fall season, we are launching a new loyalty program, maurices Take Ten. We are also anniversarying 4 of our direct mail pieces, with plans to increase quantities by 9%.

At maurices, our store base is now 784 locations at the end of the year, versus 757 stores last year. During the fourth quarter, we opened 21 new stores, and closed 4. 25 new store openings are planned for the fall season. We will continue to fill in our core market area, as well as further expand the maurices' concept into new markets, including our first Canadian store next spring.

At dressbarn, we had very strong sales in May for Mother's Day, and we carried that momentum through the quarter. Sales increases were mainly driven by 3% increase in units per transaction. During the quarter, the categories with double-digit increases over the prior year were knits and sweaters, with petites also having continued impressive growth. We also had success with growing our jewelry and accessories business. From a regional perspective, the Northeast, Midwest and Mid-Atlantic regions all performed above average. E-commerce is still in its first year of launch, and continues to exceed our growth expectations.

We continued to have positive results from our marketing efforts for the quarter. dressbarn drove traffic and sales through 3 mailers, 2 of which included gift-with-purchase offers. Response rates for all of our direct mailers outperformed last year. Our dressbarn credit card market share reached an all time high of 30% sales with double-digit growth over last year, driven by promotional activities tied to the usage of the card.

For the fall season, we have planned 1 incremental mailer, bringing the total direct mail campaigns to 6 for the season and 3 incremental gift-with-purchase promotions. We will also be increasing our customer reach with direct mail quantities up 12% versus last year. At dressbarn, our store base is 830 locations as of the end of the year versus 833 stores last year. During the fourth quarter, we opened 2 and closed 6 stores. For the fall season, we plan to open 15 stores, concentrating our efforts in power strips and testing B malls.

In general, we were pleased with our fourth-quarter operating results at all 3 brands. The results of each brand were also aided by synergies from the completion of some of our Company-wide strategic initiatives. Some of these initiatives allow us to provide more efficient back-office operations so that each brand can focus on their customer. In fiscal 2011, we completed the transition of our dressbarn distribution center into our Etna, Ohio DC. The outsourcing of our HR and payroll administration to ADP, and the consolidation of our 5 data centers into 2. The implementation of a common financial systems platform is on track for next spring, which will also lead to a reorganization of finance functions. As these projects are completed, we expect to realize leverage on SG&A.

To date for the fall season, consolidated comp sales are running in the mid-single digits. We are pleased with our results for the all important back-to-school season at Justice, while results at dressbarn and maurices are off to a slower start. Over the coming year, we will be focusing on several key initiatives that will apply best practices and take advantage of synergies across the brand in order to help drive our business. We will be outsourcing database management and will also incorporate campaign execution and customer modeling into 1 comprehensive solution. Corporate shared-services initiatives will continue with the creation of a financed shared service center and a common financial systems platform.

At Justice, we will focus on new store growth in Canada and domestic small markets. At maurices, we will be emphasizing jewelry and accessories, and begin opening stores in Canada, while at dressbarn, we will continue to focus on growing accessories and jewelry, fine tune our focus on our core dressbarn customer, and begin to utilize our new planning and allocation system to a fuller extent. For all 3 brands, we will continue to drive e-commerce growth.

Our fiscal 2012 outlook is based on consolidated comparable store sales growth in the mid-single digits for all 3 brands, with projected openings of approximately 125 new stores, and the closing of approximately 35 stores. Other assumptions include a slight decrease in gross margin due to cost pressures, and leverage on SG&A as several of our corporate initiatives are completed. Capital spending will be approximately $120 million to support both new store growth and the strengthening of our infrastructure, as we continue to grow our Company.

This outlook also includes the effect of the stock buyback of about 2.5 million shares, which will eliminate share creep. That said, for the fiscal year 2012, we expect adjusted earnings per diluted share to be in the range of $2.55 to $2.65, which represents a 9% to 14% increase over this year's $2.33 adjusted earnings per share, per diluted share. Thank you, and I'll now turn the call over to Armand to discuss our financial results in more detail.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Thank you, David, and good afternoon, everyone. I'll begin with a summary of results for the fourth quarter and full year 2011.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

And beginning with sales, total net sales for the quarter on a comparable 13-week basis increased 11% to $726 million. The overall sales increase was primarily driven by both a strong comp sales increase of 7% and growth in e-commerce sales. As for comp sales performance, this marks the 10th consecutive quarter of increases. We were particularly pleased with the growth in our e-commerce business across all 3 brands, with Justice and maurices increasing over 30% year-over-year. And dressbarn, which was launched last September, continues to exceed our expectations. E-commerce sales are not included in our comp sales results.

Moving down the income statement, the quarterly reported gross margin rate decreased 40 basis points to 40.6% of sales. The decrease reflects the net impact of a decrease in merchandise margins of 70 basis points from higher markdowns, partially offset by 30 basis points of favorable leverage on buying and occupancy costs.

By brand, the gross margin rate at Justice increased 230 basis points year-over-year to 40.7%. Of the gross margin increase, 180 basis points came from leverage on buying and occupancy costs, and 50 basis points came from increased merchandise margins.

While at maurices and dressbarn, the gross margin rate decreased, with maurices coming in at 40.1% of sales, a decrease of 250 basis points over last year. Of the decrease, the split was 50 basis points came from deleverage on buying and occupancy costs, and a 200 basis points decrease in merchandise margins from higher markdowns. dressbarn came in at 40.8%, a decrease of 130 basis points versus last year, with 60 basis points in deleverage on buying and occupancy costs, and 70 basis point decrease in merchandise margins from higher markdowns.

Turning now to SG&A. For the quarter, SG&A expenses, on an adjusted basis, were $209 million, coming in at 28.9% of sales, and decreased 50 basis points versus last year. The decrease as a percent of sales reflects leverage from sales increases. It's worth noting that costs from several of our strategic initiatives that previously put some pressure on SG&A comparisons are completed or near completion, and as a result we are beginning to see leverage from sales increases. We expect to continue to achieve leverage in the coming quarters from comp sales increases, with our goal of getting back to our historic comp sales tipping point of approximately 3%.

Adjusted quarterly operating income increased 16% to $62.6 million, or 8.6% of sales, versus last year's adjusted $54.2 million, or 8.3% of sales. By brand, the operating income rate at Justice increased to 5.7% of sales, versus last year's 0.8%. We were pleased with this strong performance, as the fourth quarter is historically the least profitable quarter at Justice. At maurices, the operating income rate decreased to 9.4% compared to last year's strong 12.6%, while dressbarn posted a solid 10.9% compared to last year's 11.7% of sales.

Our quarterly effective tax rate was 41.2%, slightly higher than the 39% we modeled. This increase was primarily due to certain non-deductible compensation costs, and compares to 30.2% in the prior year, which was favorably impacted by the closure of certain tax liabilities and benefited last year's reported quarterly earnings per share by $0.06. We expect our effective tax rate in the coming periods to be approximately 39%. Adjusted net income was $38.5 million, or $0.48 per diluted share, compared to last year's adjusted $34 million or $0.42 per share.

Turning now to a quick recap of our full-year results. Adjusted net sales for fiscal 2011 on a 52-week basis increased 26% to a record $2.9 billion with comp sales increasing 6%. Adjusted operating income for the year increased to a record $311 million and 10.7% of sales, an increase of 110 basis points year-over-year. By brand, Justice and maurices once again achieved record sales and operating results with operating income increasing at Justice to 12.6% of sales, a 340 basis point increase versus last year. Maurices came in at 14.9% of sales, increasing 100 basis points year-over-year, while dressbarn's operating income rate was 5.2% compared to last year's 7%. This year's back-half operating income results for dressbarn rebounded nicely at nearly 10% of sales.

Moving on to the balance sheet; our balance sheet remains strong and is now debt-free after paying off our mortgage on our Suffern, New York property. We ended the quarter with $436 million in cash and investments. This represents approximately $5.63 in cash and investments per average share.

As to inventories, at the end of the quarter, consolidated inventories at cost increased 14% to $365 million and 10% on a unit basis. Much of the increase was pre-planned, with earlier fall deliveries to be better positioned for the back-to-school and fall season. Some of the increase also included a conscientious decision to increase wear-now levels entering the fourth quarter, particularly for Justice and maurices.

As you might recall during our previous call, we mentioned that last year's levels of summer wear-now were light during the quarter relative to the business trends, and we believe sales were not maximized during last June and July. As for clearance levels, ending the quarter, they were slightly above last year as a percent to total inventory. We do not believe these increased levels will have any meaningful risk on margins going forward. We are estimating overall inventory levels ending the current October quarter to moderate from the ending fourth quarter levels.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

By brand, inventory ending the quarter at Justice increased 29% year-over-year in dollars and 15% in units. The dollar increase compared to the unit increase is due to both product cost increases and mix. Fall average unit cost is expected to be up low- to mid-teens versus last year. The remaining increase, in addition to the pre-planned timing of earlier fall receipts, supports new store and e-commerce growth at Justice.

At maurices, inventories increased 20% year-over-year in dollars and 14% in units, with fall average unit cost expected to be up mid- to high-single digits. Most of the increase was also pre-planned, however, some of the increase was due to some sales softness experienced during the past few months, with sales increasing in the low- to mid-single digits range.

At dressbarn, inventories decreased 3% year-over-year, both in terms of dollars and units, with AUC expected to be flat to last year. Cash flows remain very strong at all 3 brands. For the fiscal year, we generated $280 million in cash flows from operations, with $180 million of free cash flows. CapEx for the quarter came in at $28 million, with the full year at approximately $100 million.

Turning to our stock buyback program. During the fourth quarter, we repurchased 800,000 shares for a total purchase price of approximately $25 million. For the fiscal year, we repurchased 2.5 million shares, eliminating share creep from stock-based incentive plans, and have $27 million remaining under our $100 million authorization. We will be asking the Board at our next regularly scheduled meeting later this month to approve a new authorization. This will allow us to eliminate, as David said, annual share creep of approximately 2.5 million shares, and to buy back our stock on an opportunistic basis.

Before closing, I would like to remind you that, as we reported in today's press release, beginning with our first quarter ended October of 2011, the Company will be reporting quarterly sales results in conjunction with quarterly earnings. Thank you. Operator, we are now ready to take questions.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question comes from the line of Steve Marotta of CL King. Please proceed.

 Steven Marotta - CL King & Associates - Analyst

Good afternoon, David and Armand. Thank you for taking my question. Can you talk about expectations for the year as relates to EPS growth. Given your guidance, is there a stronger likelihood of EPS gains in the back half or the front half, or do you feel that it will be roughly equally weighted?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, let me start off by saying that we don't really give guidance on a quarterly basis, Steve. So I'm not sure what you're digging at here. But if you want to get into more detail with Armand, later, we can certainly try and give you—.

Steven Marotta - CL King & Associates - Analyst

I do, David. I realize that sensitivity, this had more to do with opportunities for leverage, given all of the things that are occurring within the income statement, as it relates off some of the initiative in the SG&A line, as it relates to pricing in the COGS line. Just again, sort of the opportunities. I'm very well aware you don't give quarterly guidance of course. Just wanted to talk again if there were more opportunities in the front half or the back half or relatively equal.

David Jaffe - Ascena Retail Group Inc - President and CEO

I think at a high level I'd say that the front half has some more obvious challenges with price increases that we've talked about in the industry hitting this fall, as well as some of the initiatives we have that are either just finishing up or just getting ramped up. So by spring, we think prices will be more under control and we think that we'll have more leverage on those — many of those, if not all of those projects. We would like to think there's more opportunity but who knows what's going to happen with the spring season, obviously it's tough to predict the economy.

Steven Marotta - CL King & Associates - Analyst

Sure. I understand. Can you talk a little bit about the promotional cadence across all three brands in the first quarter of this year versus last year? Is it similar? Less so? More accelerated?

David Jaffe - Ascena Retail Group Inc - President and CEO

I think what I'll do is I'll go back after the call with you. I kind of talked through that in each section about what we were doing so I'll be happy to go through that again with you later. But we—.

Steven Marotta - CL King & Associates - Analyst

Specific — okay. No trouble.

David Jaffe - Ascena Retail Group Inc - President and CEO

Okay.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

Steven Marotta - CL King & Associates - Analyst

 Sure. And lastly, with the stores that you're opening up, are they considered from a modeling standpoint of average economics or do you expect them to be a little bit better or do you expect there to be a maturity cycle with the new stores? Can you talk a little bit about new store openings?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Well, you never know how they're going to ramp up. Certainly, we've been pleased with the new stores at all three divisions this past year. They've outperformed our expectations. Doesn't mean that the new ones that we're opening up this fall will do the same. But we feel we are opening up strong stores. We're going into centers that we're comfortable with, and we're doing the right kind of marketing to support them. But we're still going to budget them at par. We're not going to take them up, just because we've had a good season. We want to be conservative in our budgeting.

 Steven Marotta - CL King & Associates - Analyst

 Great. That's very helpful. Thank you very much.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Steve.

Operator

 Our next question comes from the line of Brian Tunick of JPMorgan. Please proceed.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 Thanks. Good afternoon, guys and congrats.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Brian. Hi.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 Hey. So two on Justice and then one on the balance sheet. So first, just trying to think about Justice gross margins a little here. So it sounds like you're saying AUCs are up, I think mid-teens, and then you're also talking about 43 extra days of POSing on the promos. So just trying to understand how that impacts AURs or I guess out-the-door ticket at Justice.

Second question on Justice is sort of what you're seeing off the mall, versus on the mall, clearly the legacy Limited Too stores, is there any big difference there? And then it wouldn't be an Ascena call without asking about the balance sheet, sort of how you guys think about the minimum cash position and sort of what you're seeing in the acquisition landscape. Seems like there's several people in the world out there where the stocks certainly seem ripe for anything to happen.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

 Okay. Let me start off with Justice and I'll give it to Armand in the second part of Justice. First, we're not seeing significant differences between off-mall and mall. All of our stores are performing well, and any given week, who knows, but for the season, they were very close. The one thing on the 43 extra days of POS, just to remind you, the vast majority of our sales are already being done on promotion. So we're moving things around. We want to make it more apparent to the passer-by that we've got these offers. But I'll let Armand now — it's not a huge change in our markdown outlook, but Armand, why don't you talk about the AUC?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Okay. So with that, Brian, as we said, the AUC we're planning at Justice for the fall to be up in kind of what I would call the mid to — the low to mid-teens. As far as AUR, we would expect AUR to be up in the mid-teens to probably in the range of 20%, with selling AUR or out-the-door as you basically call it back to kind of that 10% to 15% range.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 Okay. So you guys think you can fully offset that. Okay.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Yes, we can. Again, the difference between the AUR, receipt AUR and the selling AUR is primarily that offer that obviously has resonated with the Justice customer, the 40% off.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 Okay. Just maybe just talk about the balance sheet and the thought between share repurchase and acquisitions.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Sure. So we believe we need about $100 million for comfort to run our business. So anything over that is excess. And what we've already said is that we're going to use part of that and also of the new cash that we'll make this year, to buy back stock at a minimum level of about 2.5 million shares for share creep elimination. So anything beyond that is an opportunity for us, and we're certainly always looking at our stock price and considering that.

On the other hand, as I've talked before, Brian, I really like having a war chest so that if something does come along we can write a check or we'll have the balance sheet to be able to finance something that looks attractive to us and not just talking about these really cheap companies that you can buy for $100 million, $200 million. And you're right, I think there are a lot of cheap companies out there. We're looking at a number of them from afar. We have not done anything in terms of engaging with negotiations or whatever. We're nowhere near that. But it does pique my interest to see these businesses trading at lower multiples than they were just a month or six weeks ago. So we're going to look.

Seeing transactions like the [Mech] transaction happen, there's been some other announcements we've all seen that indicate there may be some activity ramping up. But at the end of the day, I think we are going to have a very challenging fall season, we being the industry. And therefore, I want to see what happens and it's my belief that the guys that are having challenges are probably going to be cheaper in January than they are today. And therefore, we want to watch carefully, see what happens, and maybe start sorting through the companies and see if there's any that we believe have long-term interest to us and we'll continue that process.

 Brian Tunick - JPMorgan Chase & Co. - Analyst

 All right. Terrific. Thanks so much. Good luck, guys.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Brian.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

Operator

 Our next question comes from the line of Sam Panella of Raymond James. Please proceed.

 Sam Panella - Raymond James & Associates - Analyst

 Good afternoon, everyone, and let me add my congratulations on a great year.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Sam.

 Sam Panella - Raymond James & Associates - Analyst

 David, in your commentary, you had mentioned dressbarn and maurices off to a slower start and seeing strength at Justice. Can you just perhaps give us some more color on this? Are you seeing any regional differences? Is it certain categories at dressbarn and maurices? Just to help us think about this.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 I think that some of the challenges at maurices could possibly be merchandising issues. We're kind of sorting through it, and watching it pretty carefully. There is a few things that are going on that could be macro, could be internal, and I think we need more than just a month to figure it out. The business there is not nearly as back-to-school based as Justice, so as dressbarn and maurices start ramping up with the cooler weather, it will be telling if — when the big dollars start hitting, if indeed we do have a problem, whether it's macro or internal, as I said.

I feel that just the tenor out there in general, talking to our vendors, and looking around at the results that we're all reading about, it just feels like the market is a little tighter, and the customer's a little more concerned, perhaps than she was a couple of months ago. Spring, everybody seemed to have pretty strong results and over the summer and as we get into fall, it seems a little bit more challenging, and I think the value message that Justice does such a great job of communicating is all-important to that customer.

 Sam Panella - Raymond James & Associates - Analyst

 Okay. Thanks. And then with respect to the dressbarn division, obviously last year, you had a challenging fall and sounds like you don't have the unit cost pressure at that division as you do at the other two. What's the opportunity at the dressbarn division to perhaps improve the gross margin there, given perhaps easier comparisons year-over-year in the first half?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 I think the biggest thing is we don't have the inventory overhang and levels that we did last year. So what hurt us was that we took too much inventory into our second quarter, the calendar fourth quarter, and the markdowns to clear that really killed us. So I think our inventory's in much better shape. As Armand mentioned, we're actually going into the season with less inventory than last year so I think we're in very good shape and I think that's the biggest single opportunity is just to be able to reduce our markdowns and hold our margin throughout the season.

 Sam Panella - Raymond James & Associates - Analyst

 Great. Thanks, and good luck.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Sam.

Operator

 Our next question comes from the line of Edward Yruma of KeyBanc. Please proceed.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Hi, KeyBanc. Thanks, guys and congrats on a nice year.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Ed.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 I guess I wanted to delve in a little bit more on dressbarn. In terms of your ability to kind of move the needle there, I know that it's been a couple quarters of soft comps. Can you talk about, to the extent possible, kind of what is self-inflicted versus what's just a really weak Missy customer and if there's an opportunity for you to kind of improve comps earlier in 2012?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Well, I think I take a little issue with what your comment was. I think dressbarn had a very solid spring season. The problem was fall and we've talked about that on past calls, that some of the issues were self-inflicted, some of it clearly was just a difficult environment, and as we've talked before, the Missy customer, mom is the first one to sacrifice. She's not going to go out and spend money when her daughter doesn't have her back-to-school outfit, or her husband lost her job, or she's nervous, or her kid's college payment isn't made or what have you. I could go on and on. So we've seen consumer confidence, the consumer sentiment index in August I think went to its lowest level since 1980.

It is a little bit challenging out there and I think the Missy business is feeling it more than certainly the Justice business or even maurices business. But I think we're well-positioned. I think we're doing things a lot smarter than last year. We talked about the inventory levels. We have started implementing our planning system. We're using the new DC so we can distribute more by item and fill back basis. As I mentioned earlier, we've got three incremental gift-with-purchase offers that we think resonate well with our customer. So we're pretty optimistic about our positioning for the fall season.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Great. And one housekeeping question. I know that you indicated that you're rolling off of a lot of the integration projects, which have been tying up some SG&A dollars. Should we then assume that kind of going forward we should see a reduction in difference between reported EPS and adjusted EPS? Thank you.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 I'll take that. Yes, Ed, to answer your question. Obviously, a lot of these non-GAAP items that we've called out as kind of one-time will be rolling off, and you'll start seeing that throughout the course of the year.

 Edward Yruma - KeyBanc Capital Markets - Analyst

 Great. Thank you.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

 Operator

 Our next question comes from the line of Neely Tamminga of Piper Jaffray. Please proceed.

 Neely Tamminga - Piper Jaffray & Co. - Analyst

 Hey, good afternoon and congrats, guys.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks.

 Neely Tamminga - Piper Jaffray & Co. - Analyst

 A good year. Just a couple questions on maurices. I'm really intrigued on this loyalty program launch, David. Just wondering if you could talk a little bit more about the philosophy that went into it. Are you guys going to be a frequency-driving sort of loyalty program or an average volume, average dollar?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Actually, it's a program that we've already had. It was a punch program, a paper card that got punched and we've converted it to a digital program or electronic program on our POS, as we added that functionality to our POS. So what we like about it is now, you have the ability to capture all sorts of information about your customer, whether it's phone number or address or e-mail address or whatever, so that we can be able to contact her much more readily and inexpensively. So we can certainly do mailings, but now if we've got her phone number, we can also text her. If we've got her e-mail address, we can also e-mail her. It's much, much cheaper than mailing her.

 Neely Tamminga - Piper Jaffray & Co. - Analyst

 Not necessarily a change. I'm sorry, didn't mean to talk over you. Not necessarily a change in the acquisition of loyalty and the redemption of loyalty, just the means in which you guys are doing it?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 That's correct. It's just the delivery. But because of that, we'll be able to capture the information on our customers more consistently, and track their purchases. So that is a big win, and it's a really minimal cost to do this, already done. So far, the results have been very favorable. Everybody's signing up for it, or transferring their paper card to the electronic version.

 Neely Tamminga - Piper Jaffray & Co. - Analyst

 That's really helpful for the clarity on that. Just a little bit more specific here on dressbarn. If my notes are correct you guys — I think the dressbarn division is the first division this fall with the deliveries to have that size optimization functionality applied to the deliveries. Am I right about that? Could you talk a little bit about that initiative, and what you might have learned and — or are learning and how that might apply to the other divisions?

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  David Jaffe - Ascena Retail Group Inc - President and CEO

 I think we're just learning it, and the concept of it is simply make sure that we send the right sizes to the right stores and we arrange the packets that we have as such, and it's still very early in the game on that and we're optimistic but I can't really point and say oh, yes, we've gotten better sell-through on the items that we've size-optimized. So it's a good question. I got the same question for my P&A people. I hope they're listening. I'll be following up directly with them on it too.

 Neely Tamminga - Piper Jaffray & Co. - Analyst

 Okay. That's helpful. Thanks, David, good luck.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Neely.

Operator

 Our next question comes from the line of Scott Krasik of BB&T Capital Markets. Please proceed.

 Scott Krasik - BB&T Capital Markets - Analyst

 Hi, guys. Thanks for taking my questions. Armand, just a housekeeping one, quick. The cash number that you quoted at year end, it sounded bigger than just adding up the cash and the short-term investments. Was there something else?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 You've got to look at, we've got a classification on the balance sheet, Scott, if you turn to it, where we break out kind of the cash, which is the cash, then we have short-term investments, then we have what we call non-current investments and I believe if you add those three together, you're going to get your $436 million.

 Scott Krasik - BB&T Capital Markets - Analyst

 Okay. And the increase in non-current investments from a year ago, it was so dramatic why?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Last year we did not classify what I would call investments that had a maturity date of over a year into that bucket. This year, we're classifying it in that particular manner. So it's kind of apples to oranges here. But going forward, that's how we'll classify it.

 Scott Krasik - BB&T Capital Markets - Analyst

 Okay. That's helpful. Thanks.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Let's make sure you don't think that's like we're investing in—.

 Scott Krasik - BB&T Capital Markets - Analyst

 Auction rate.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  David Jaffe - Ascena Retail Group Inc - President and CEO

 It just happens get over that one year hurdle. We're keeping our things very short and very liquid.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 To David's point, most of our investment portfolio is comprised of tax-free munis, highly liquid, highly gradable and obviously we want that liquidity.

 Scott Krasik - BB&T Capital Markets - Analyst

 We trust you guys.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Okay.

 Scott Krasik - BB&T Capital Markets - Analyst

 David, a lot has been talked about the margin opportunities at dressbarn but I guess maurices from our standpoint looked like it could potentially go the other way. So maybe give us some confidence of why a fashion mishap here or there, higher inventory you're carrying into fall, why should we feel good that you'll be able to come close to maintaining the margins that you are at now?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Well, I think there are a couple things. Every year we get smarter and our business is growing in areas that give us more opportunity. So I mentioned jewelry and accessories. We have an effort out, we call it our new jewelry focus, jewelry accessory focus, it's a special area within the store that's set up, we call it A Thing Four, we call it ATF, and this ATF program is inventory that turns over fairly rapidly because it's trend-right and then we move on to the next trend.

So this is high-margin inventory, and therefore, we don't have the exposure even though we've got the inventory looks bloated, the investment in here is fairly significant, and Armand can get you the exact dollars that we've put into this. So while we do have more inventory, it's not all things that are carryover from last year. In addition, as we look at our business, for the most part, we're able to take the trends that we've been seeing and just chase them, just follow those trends and, therefore, as we've tested products, we're following trends, there's not this huge risk that we're going into completely new areas. So yes, there's always risk in fashion, but we don't have the same concerns that we might in other businesses, because we have been following these fashion trends, and feel we're just taking them into the next season.

 Scott Krasik - BB&T Capital Markets - Analyst

 That's a good answer. And just sort of going back to your comment about quarter-to-date comps, any major difference between dressbarn and maurices and are they positive or negative?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 dressbarn is actually a little bit better than maurices, and maurices is right around flat.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  Scott Krasik - BB&T Capital Markets - Analyst

 Okay. Okay. Thanks, guys.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks.

Operator

 Our next question comes from the line of Mark Montagna of Avondale Partners. Please proceed.

 Mark Montagna - Avondale Partners - Analyst

 Hi. Good job on yet another solid quarter.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thank you.

 Mark Montagna - Avondale Partners - Analyst

 I do have a couple questions just about the 3% comp for the tipping point. Is that based on beginning from day one or is that pretty much a full-year average?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 That would be a full year average, Mark.

 Mark Montagna - Avondale Partners - Analyst

 Okay. And then looking t at last year with all the SG&A spend for the different efficiency projects, can you give us a dollar amount that was spent that might have impacted SG&A, and should we count on getting all of that SG&A spend back for this year?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Well, again, as I mentioned, as these projects roll off, and I can get into details kind of after this call with you, but a lot of these projects are rolling off, we're already beginning to see the leverage, and you really — even though we called out non-GAAP items, as I've said before, there were duplicate costs that we didn't call out, that obviously did impact comparisons of SG&A and now that these things are rolling off, you should start seeing kind of that leverage going back to that 3% comp sales tipping point. Again, it's already started, and I would anticipate that this is going to continue into the new year.

 Mark Montagna - Avondale Partners - Analyst

 Okay. And then just regarding the marketing, sounds like you're doing a lot more marketing in 2012 versus 2011. Is there a change in the budget in terms of percent of sales? And are you going to be doing deeper promotions or pretty much the same percentage as last year?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Well, we hope to do deeper promotions.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  Mark Montagna - Avondale Partners - Analyst

 Okay.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Obviously, the clearance promotions if things don't work out, but at this point Mark, in all seriousness we're really running very similar promotions at all three brands. There's some incremental things that we've talked about, whether it's POS events at Justice or incremental gift-with-purchases at dressbarn. We shouldn't see any significant changes and the good thing is if business does get a little slow, we have the ability to step on the gas. But right now, we're projecting out a similar cadence and depth of promo to last fall.

 Mark Montagna - Avondale Partners - Analyst

 Okay. Yes, the reason why I ask is because I hear of other retailers taking it steeper. If you look at the dressbarn division, the promotions have never been overly generous. Maybe because it's such a good value offering as it is, I just kind of wonder if the dressbarn message could get lost in the shuffle because $10 off a suit is not a heck of a lot.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Right. Well, I think it gets back to how you're positioned and some of those other people that have the big discounts, whether they're the big boxes or the mall guys, have more of a high-low strategy and they're marking up the products very high and taking it down pretty quickly, if not immediately, and it's just a different strategy than what we've had. So I think our customers know that and they see the value. Customer's a lot smarter than we give them credit for. While we need to be aware of what's going on out there with our competition, at this point, we want to say we're experimenting with things here and there, testing different promos, but we feel pretty comfortable with the promo schedule we've got for fall.

 Mark Montagna - Avondale Partners - Analyst

 And then CapEx, sounds like it's going up a bit over last year. I know you're going to have quite a few more new stores. What is the non-new store CapEx versus — for 2012, versus 2011? Is it less or more, or like can you give some sort of approximated dollars?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 We probably don't give out that kind of detail, but I'd tell you it's slightly more.

 Mark Montagna - Avondale Partners - Analyst

 Slightly more on the non-new store CapEx?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Yes.

 Mark Montagna - Avondale Partners - Analyst

 Why would that be? Because it seems like with the efficiency projects of last year, I would have expected that part of CapEx to go down.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  David Jaffe - Ascena Retail Group Inc - President and CEO

 That's a piece of it for sure, but there's other CapEx that's non-store related. So if you're — one example I just signed off on was new laptops for our field supervisors. So it adds up. But the vast majority of our CapEx, you've got exactly right, is new stores, refurbishments and remodels.

 Mark Montagna - Avondale Partners - Analyst

 Okay. And then just the last question. Dot-com, can you tell us what kind of revenues you achieved in each of the three divisions last year?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Yes. I probably can. On an annual basis, Mark?

 Mark Montagna - Avondale Partners - Analyst

 Yes.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Is that what you're looking for? On an annual basis, e-commerce, when you talk about sales as well as revenues associated with e-com, we reached a little over $100 million with Justice, just short of $70 million, maurices, $25 million, and dressbarn came in a little over $10 million.

 Mark Montagna - Avondale Partners - Analyst

 Okay. All right. That was all I had. Thank you.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thanks, Mark.

Operator

 Our next question comes from the line of Robin Murchison of SunTrust. Please proceed.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Hi. Thanks very much. Congratulations, guys, and David, no iPads for your people?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Maybe some day.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Keep that CapEx in check.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Yes.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay, so one housekeeping piece for Armand. I don't — you said 2.5 million shares for the full year buyback. Do you have a dollar amount associated with that?

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 It's just short of $80 million. I think we had — I think we've got probably $73 million to $75 million. I can give you the exact number after this call.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. I'll get it later. Okay. And then you mentioned e-com is not included in same-store sales. So many retailers, not necessarily your competitors, but it does seem to weigh — it does seem to be the way that things are sort of evolving. Do you have any plans to include it in same-store sales?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 We always felt it's cleaner to do it separately and show you the numbers and the comp numbers for e-commerce alone. But if the trend is to include it and that's what the best practice is and that's what all you guys would prefer to see, we're happy to switch it. Obviously, it's growing so rapidly, it's going to boost our comp number, but I'm not sure that's the right way to analyze the business.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 I agree with you. I think it is cleaner to do separately but there just does seem to be this other trend out there. So we appreciate it, you keeping it separate.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Okay.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. So maurices, I just wondered, are there any thematic trends that stand out that you're comfortable talking about?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Fashion-wise?

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Fashion-wise, denim, tops, anything that is standing out that you're seeing in terms of amped up consumer demand?

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  David Jaffe - Ascena Retail Group Inc - President and CEO

 I think what we're — denim is always important and certainly denim continues to be a good business for us. I think our fashion knit top business has been very good. I think there are a couple areas like sweaters that are off to a little bit slower start. That could be just timing because of the weather.

Who knows? Because we're right at the cusp now. It's kind of that inflection point over the next few weeks when the weather starts turning. So the business there is pretty much trend-right. We feel pretty good. There are a couple of areas that we're watching, and in the next two, three weeks I think we'll see the business open up, and see if we have as I said earlier a merchandising issue or if it's more of a generic issue with the industry.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. And then just lastly, it seems like during your prepared comments, when you were mentioning some of the new stores for the year, number of new stores, you also mentioned B and C malls. And I know these are not new to you, necessarily, but I'm just sort of wondering why the call-out, and wouldn't there be positive margin implications, given presumably lower rents? Just if you can elaborate anything on—?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Sure, we called out the B and C malls for Justice, because that's not historically where Justice has opened up, in certainly Cs and even in Bs. So — and in smaller markets. So we want to make sure everybody knows we're creating a new avenue of growth into these smaller markets and the B-minus and the C malls and same at dressbarn. We said we're testing B malls. We've only got out of our 840 stores, we've only got maybe a couple dozen mall stores. If we can figure out how to merchandise mall stores better, we have another runway there as well. That's the reason for calling those out, Robin.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Is the smaller market strategy for Justice, is that sort of tag-teaming maurices?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Well, I wouldn't say they're tag-teaming but they're certainly sharing a lot of information and it's seeming to be working very effectively for Justice, although Justice's definition of small is not quite as small as the maurices' definition.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay, great. Thank you and good luck, guys.

 Armand Correia - Ascena Retail Group Inc - EVP and CFO

 Robin, this is Armand. It will save me a call after this particular call. We actually, the exact number on the 2.5 million shares we repurchased during the fiscal year was $72.9 million. So, for your record.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. Thank you.

Operator

 Our last question comes from the line of Mike Richardson of Sidoti. Please proceed.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

  Michael Richardson - Sidoti & Company - Analyst

 Good afternoon, guys. Thanks for taking my question.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Hi, Mike.

 Michael Richardson - Sidoti & Company - Analyst

 I was just wondering if you could comment on where you are with using the Justice sourcing platform for maurices and dressbarn? I know the plan was to go pretty slowly there.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 I'd say we're doing our plan pretty well. We're not rushing into it. We're ramping up the infrastructure to be able to support the move into the Justice sourcing infrastructure. So we have brought on a very senior person in the sourcing side on the product specking and QC at maurices, and she's building her team, and I think we'll see that business — I'm sorry, the direct business sourcing with Justice continue to increase this year at a very healthy clip.

At dressbarn, it's a little bit slower. We've got a few people on board. We need to get a few more to get up-to-speed. But we're very encouraged by the opportunity that we see, but we're going to continue to be thoughtful about it. We don't want to rush into it and I think there's certain categories that are more obvious and kind of lower-hanging fruit so I think you'll see it continue to ramp up not just this year but over the next several years.

 Michael Richardson - Sidoti & Company - Analyst

 Okay. By the end of the year, what percentage of business, of maurices' business do you think you could be sourcing on that platform? Is there a number you could point to or—?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 We're still kind of developing our plans but it will be bigger number than last year for sure, but it's still a relatively de minimis number. So I'm going to say single digits but I'm not in a position to tell you what number that will be exactly right now.

 Michael Richardson - Sidoti & Company - Analyst

 Okay. And just one more, just with regard to gross margins. Is it fair to say that you expect most of the gross margin pressure from higher cost to be in the first half of the year?

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Yes.

 Michael Richardson - Sidoti & Company - Analyst

 That's all I have. I appreciate it.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Great. Well, thank you for your interest.

Final Transcript
Sep 14, 2011 / 08:30PM GMT, ASNA - Q4 2011 Ascena Retail Group Inc Earnings Conference Call

 Operator

 With no further questions, I would like to turn the call over to Mr. David Jaffe for final closing remarks.

 David Jaffe - Ascena Retail Group Inc - President and CEO

 Thank you, everyone. I appreciate your time and we look forward to speaking to you after our first-quarter results which will be sometime in end of November, we'll get that date out to everyone. Thank you, have a good day.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may disconnect at this time. Have a great day.

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